Exhibit 4.1

                           SHANNON INTERNATIONAL INC.

Number                                                              Shares
--------                                                        -------------
               INCORPORATED UNDER THE LAWS OF THE STATE OF NEVADA
  01                        SERIES A PREFERRED STOCK                 100
                              100 SHARES AUTHORIZED
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See reverse for
certificate definitions

                             -----------------------

This Certifies That          QUADRANGLE HOLDINGS LLC

                             -----------------------

Is The Owner Of                 ONE HUNDRED (100)


      FULLY PAID AND NON-ASSESSBLE SHARES OF SERIES A PREFERRED STOCK

transferable on the books of the Corporation by the holder hereof in person or by duly authorized attorney upon surrender of this Certificate properly endorsed. This certificate and the shares represented hereby are subject to all provisions of the Articles of Incorporation AND THE CERTIFICATE OF DESIGNATION OF THE SERIES A PREFERRED STOCK attached hereto, to all of which the holder by acceptance hereby assents. This certificate is not valid until conuntersigned by the Corporation.

In Witness Whereof, the Corporation has caused this Certificate to be signed by the facsimile signatures of its duly authorized officers and to be sealed with the facsimile seal of the Corporation.

Dated:

                          -------------------------------
                          | Shannon International Inc.  |
                          |      CORPORATE SEAL         |
                          |                             |
                          |         NEVADA              |
                          -------------------------------

/s/ J. William Clements                                 /s/ Dennis Brovarone
President                                               Secretary


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The following abbreviations, when used in the inscription on the face of this certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM - as tenants in common    UNIF GIFT MIN ACT -      Custodian for
                                              ------              -------
TEN ENT - as tenants by the entireties        (Cust)              (Minor)
                                               under Uniform Gifts to Minors
JT TEN - as joint tenants with right of
         survivorship and not as tenants        Act of ______________________
         in common                                              (State)

     Additional abbreviations may also be used though not in the above list.

For value received _____________________ hereby sell, assign and transfer unto

                     PLEASE INSERT SOCIAL SECURITY OR OTHER
                         INDENTIFYING NUMBER OF ASSIGNEE


                Please print or type name and address of assignee
-----------------------------------------------------------------------------

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________________________________________________________________________ Shares

of the Series A Preferred Stock represented by the within Certificate and do hereby irrevocably constitute and appoint

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Attorney to transfer the said stock on the books of the within-named
Corporation, with full power of substitution in the premises.

Dated: ___________  20 _________

SIGNATURE GUARANTEED:                 X_______________________________________


THE SIGNATURE TO THIS ASSIGNMENT MUST CORRESPOND WITH THE NAME AS WRITTENUPON THE FACE OF THIS CERTIFICATE IN EVERY PARTICULAR, WITHOUT ALTERATION OR ENLARGEMENT OR ANY CHANGE WHATSOEVER. THE SIGNATURE(S) MUST BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (Bank, Stockbrokers, Savings and Loan Associations and Credit Unions) WITH MEMBERSHIP IN AN APPROVED
SIGNATUREGUARANTEE MEDALLION PROGRAM.


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              CERTIFICATE OF DESIGNATIONS, PREFERENCES, AND RIGHTS
                     of SERIES A CONVERTIBLE PREFERRED STOCK

                          of Shannon International Inc.

       (Pursuant to Section 78.1955 of the Nevada General Corporation Law)

Shannon International Inc., a corporation organized and existing under the Nevada General Corporation Law (the "Corporation"), hereby certifies that the following resolutions were adopted by the Board of Directors of the Corporation on November 1, 2005 pursuant to authority of the Board of Directors as required by Section 78.195 of the Nevada General Corporation Law:

RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors of this Corporation (the "Board of Directors" or the "Board") in accordance with the provisions of its Articles of Incorporation, the Board of Directors hereby authorizes a series of the Corporation's previously authorized Preferred Stock, par value $0.001 per share (the "Preferred Stock"), and hereby states the designation and number of shares, and fixes the relative rights, preferences, privileges, powers and restrictions thereof as follows:

Series A Convertible Preferred Stock:

                            I. DESIGNATION AND AMOUNT

The designation of this series, which consists of 100 shares of Preferred Stock, is Series A Preferred Stock (the "Series A Preferred Stock"). As of the date of issuance of the Series A Preferred Stock the stated value shall be Seventy Seven Thousand Five Hundred Canadian Dollars ($77,500.00 Cdn. ) per share (the "Initial Stated Value"). The Initial Stated Value per share is subject to adjustment at Redemption as defined below as to be equal to one percent (1%) of 373,000 times the highest thirty day average closing price per common share of Rally Energy Corp., an Alberta corporation traded on the TSX Exchange under the symbol RAL.V between May 1, 2004 and the date of Redemption (the "Adjusted Stated Value").

                                    II. RANK

The Series A Preferred Stock shall rank (i) prior to the Corporation's common stock, par value $0.001 per share (the "Common Stock"); (ii) prior to any class or series of capital stock of the Corporation hereafter created (unless, with the consent of the holders of Series A Preferred Stock obtained in accordance with Article VII hereof, such class or series of capital stock specifically, by its terms, ranks senior to or pari passu with the Series A Preferred Stock) (collectively, with the Common Stock, "Junior Securities"); (iii) pan passu with any class or series of capital stock of the Corporation hereafter created (with the consent of the holders of Series A Preferred Stock obtained in accordance with Article VII hereof) specifically ranking, by its terms, on parity with the Series A Preferred Stock ("Pari Passu Securities"); and (iv) junior to any class or series of capital stock of the Corporation hereafter created (with the consent of the holders of Series A Preferred Stock obtained in accordance with Articles VI or VIII hereof) specifically ranking, by its terms, senior to the Series A Preferred Stock ("Senior Securities"), in each case as to distribution of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary.


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                                 III. DIVIDENDS

The Series A Preferred Stock shall accrue and be paid a quarterly dividend equal to 12.5% per annum of the Initial or Adjusted Stated Value payable on or before the thirtieth day following the close of a fiscal quarter. At the election of the holder of the Series A Preferred Stock, the dividend shall in whole or in part be paid in the Corporation's common stock at the rate of the lesser of $0.08 or ninety percent of the average closing price for the fiscal quarter for which the dividend is paid per common share for each dollar of dividend accrued. Notice of election to receive the dividend is shares shall be given to the Corporation on or before the twenty day following the close of a fiscal quarter.

In the event, the Corporation fails to pay any quarterly dividend when due, the dividend amount accrued increases to and shall remain at 15.5% of the greater of the Initial Stated Value or the Adjusted Stated Value.

In no event, so long as any Series A Preferred Stock shall remain outstanding, shall any dividend whatsoever be declared or paid upon, nor shall any distribution be made upon, any Junior Securities, nor shall any shares of Junior Securities be purchased or redeemed by the Corporation nor shall any moneys be paid to or made available for a sinking fund for the purchase or redemption of any Junior Securities (other than a distribution of Junior Securities), without, in each such case, the written consent of the holders of a majority of the outstanding shares of Series A Preferred Stock, voting together as a class.


                           IV. LIQUIDATION PREFERENCE

A. Liquidation Event. If the Corporation shall commence a voluntary case under the Federal bankruptcy laws or any other applicable Federal or State bankruptcy, insolvency or similar law, or consent to the entry of an order for relief in an involuntary case under any law or to the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Corporation or of any substantial part of its property, or make an assignment for the benefit of its creditors, or admit in writing its inability to pay its debts generally as they become due, or if a decree or order for relief in respect of the Corporation shall be entered by a court having jurisdiction in


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the premises in an involuntary case under the Federal bankruptcy laws or any other applicable Federal or state bankruptcy, insolvency or similar law resulting in the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Corporation or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and any such decree or order shall be unstayed and in effect for a period of thirty (30) consecutive days and, on account of any such event, the Corporation shall liquidate, dissolve or wind up, or if the Corporation shall otherwise liquidate, dissolve or wind up (each such event being considered a "Liquidation Event"), no distribution shall be made to the holders of any shares of capital stock of the Corporation (other than Senior Securities) upon liquidation, dissolution or winding up unless prior thereto, the holders of shares of Series A Preferred Stock, subject to this Article IV, shall have received the Liquidation Preference (as defined in Article IV.C) with respect to each share. If upon the occurrence of a Liquidation Event, the assets and funds available for distribution among the holders of the Series A Preferred Stock and holders of Pari Passu Securities (including any dividends or distribution paid on any Pari Passu Securities after the date of filing of this Certificate of Designation) shall be insufficient to permit the payment to such holders of the preferential amounts payable thereon, then the entire assets and funds of the Corporation legally available for distribution to the Series A Preferred Stock and the Pari Passu Securities shall be distributed ratably among such shares in proportion to the ratio that the Liquidation Preference payable on each such share bears to the aggregate liquidation preference payable on all such shares. Any prior dividends or distribution made after the date of filing of this Certificate of Designation shall offset, dollar for dollar, the amount payable to the class or series to which such distribution was made.

B. Certain Acts Deemed Liquidation Event. At the option of any holder of Series A Preferred Stock, (a) the sale, conveyance or disposition of all or substantially all of the assets of the Corporation, (b) the effectuation by the Corporation of a transaction or series of related transactions in which more than 50% of the voting power of the Corporation is disposed of, or (c) the consolidation, merger or other business combination of the Corporation with or into any other Person (as defined below) or Persons when the Corporation is not the survivor, shall be deemed to be a liquidation, dissolution or winding up of the Corporation. The above provisions shall similarly apply to successive consolidations, mergers, business combinations, sales or dispositions. "Person" shall mean any individual, corporation, limited liability company, partnership, association, trust or other entity or organization.

C. Liquidation Preference. For purposes hereof, the "Liquidation Preference" with respect to a share of the Series A Preferred Stock shall mean an amount equal to the sum of (i) the greater of the Initial or Adjusted Stated Value thereof plus (ii) accrued unpaid dividends and (iii) an amount equal to five percent (5%) per annum of such Stated or Adjusted Value for the period beginning on March 24, 2006 and ending on the date of final distribution to the holder thereof (prorated for any portion of such period). The Liquidation Preference with respect to any Pari Passu Securities shall be as set forth in the Certificate of Designation filed in respect thereof.


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                                  V. REDEMPTION

A. Mandatory Redemption. There shall be a mandatory redemption of the Series A Preferred Shares on or before December 31, 2006. If redemption is to be made prior to December 31, 2006, the Corporation shall give the holders of the Series A Preferred Stock ninety days written notice of the Corporation's intent to redeem prior to December 31, 2006. The redemption price shall be the Stated Value per share plus any accrued but not paid dividends. Redemption shall be effected by the delivery of the redemption price to the holder thereof after said ninety day written notice. Such Notice of Redemption shall have no effect upon the Holders Conversion Rights set forth in Article VII below until the date on which the Redemption Price is received by the Holder.

B. Redemption Security Interest. The redemption of the Series A Preferred Stock shall be secured by a charge on all of the assets of the Corporation including all accounts receivable, any shares, or other securities held by the Corporation including [1,035,000] common shares of The Helical Corporation Inc. and [5,100,000] shares of Logical Sequence Incorporated second only to and subject to the validity of the General Security Agreement on file in the Province of Alberta, Canada on or about November 24, 2005 . The Security Interest shall be supported by any required security documentation, physical delivery and an opinion of counsel for the Corporation acceptable to the holders of the Series A Preferred Stock.


                                VI. VOTING RIGHTS

The holders of the Series A Preferred Stock have the following voting power and as otherwise provided by the Nevada General Corporation Law ("NVGCL"), in this
Article VI, and in Article VIII below.

A. Election of Directors The holders of the Series A Preferred Stock shall as a class be entitled to elect a majority of the number of directors authorized by the Corporation's by-laws as in effect from time to time.

B. Matters submitted to a Vote of Stockholders. The holders of the Series A Preferred Stock shall as a class be entitled to vote upon any matter submitted to the vote of the Corporation's Stockholders and such matter shall not be approved by the Corporation's Stockholders without the approval of at least a majority of the holders of the Series A Preferred Stock.

Notwithstanding the above, the Corporation shall provide each holder of Series A Preferred Stock with prior notification of any meeting of the shareholders (and copies of proxy materials and other information sent to shareholders). In the event of any taking by the Corporation of a record of its shareholders for the purpose of determining shareholders who are entitled to receive payment of any dividend or other distribution, any right to subscribe for, purchase or otherwise acquire (including by way of merger, consolidation or recapitalization) any share of any class or any other securities or property, or to receive any other right, or for the purpose of determining shareholders who are entitled to vote in connection with any proposed sale, lease or conveyance of all or substantially all of the assets of the Corporation, or any proposed liquidation, dissolution or winding up of the Corporation, the Corporation shall mail a notice to each holder, at least ten (10) days prior to the record date specified therein (or thirty (30) days prior to the consummation of the transaction or event, whichever is earlier), of the date on which any such record is to be taken for the purpose of such dividend, distribution, right or other event, and a brief statement regarding the amount and character of such dividend, distribution, right or other event to the extent known at such time.


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To the extent that under the NVGCL the vote of the holders of the Series A
Preferred Stock, voting separately as a class or series as applicable, is required to authorize a given action of the Corporation, the affirmative vote or consent of the holders of at least a majority of the shares of the Series A Preferred Stock represented at a duly held meeting at which a quorum is present or by written consent of a majority of the shares of Series A Preferred Stock (except as otherwise may be required under the NVGCL) shall constitute the approval of such action by the class. To the extent that under the NVGCL holders of the Series A Preferred Stock are entitled to vote on a matter with holders of Common Stock, voting together as one class, each share of Series A Preferred Stock shall be entitled to a number of votes equal to the one million shares of Common Stock. Holders of the Series A Preferred Stock shall be entitled to notice of all shareholder meetings or written consents (and copies of proxy materials and other information sent to shareholders) with respect to which they would be entitled to vote, which notice would be provided pursuant to the Corporation's bylaws and the NVGCL.


                              VII CONVERSION RIGHTS

Upon sixty-one days written notice to the Corporation of its election to activate the Conversion Rights set forth herein, delivered on or before the date of Mandatory Redemption the Holders of the Series A Preferred Stock may convert the Series A Preferred Stock into the Corporation's Common Stock at the rate of the lesser of $0.08 or ninety percent of the 20 trading day average closing price for the period ending the trading day prior to the date of conversion per common share for each dollar of the Initial or Adjusted Stated Value per Series A Preferred Stock share surrendered to the Corporation. Conversion shall be effected by surrendering the Holder's certificate for the Series A Preferred Stock to Corporation with instructions to convert the same in to Common Stock. The Corporation shall deliver a certificate for the Common Stock to the Holder with ten business days of receipt of the certificate for the Series A Preferred Stock. So long as the certificate for the Series A Preferred Stock and instructions for conversion are received by the Corporation prior to the expiration of ninety days after any Notice of Redemption issued by the Corporation pursuant to Article V above, the conversion shall be effected by the Corporation.

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The certificates for the common shares received in conversion will bear a legend stating the securities are "restricted securities" as defined by the U.S. Securities and Exchange Commission (SEC) and may only be publicly offered and sold pursuant to an effective registration statement filed with the SEC or pursuant to an exemption from the registration requirements. Generally the exemption from the registration requirements for such a public offer and sale would be pursuant to SEC Rule 144. This Rule requires a one year holding period from the Closing Date, requires that the sales be made only in market transactions executed by a broker-dealer and limits the amount of securities that may be sold in any ninety day period to one percent (1%) of the outstanding securities or the average weekly trading volume for the securities for the past four weeks. After two years, the restrictive legend may be removed from certificates held by non-affiliates of the Corporation.


                           VIII. PROTECTIVE PROVISIONS

So long as shares of Series A Preferred Stock are outstanding, the Corporation shall not, without first obtaining the prior approval (by vote or written consent, as provided by the NVGCL) of the holders of at least a majority of the then outstanding shares of Series A Preferred Stock:

(a) alter or change the rights, preferences or privileges of the Series A Preferred Stock or any capital stock of the Corporation so as to affect adversely the Series A Preferred Stock;
(b) create any new class or series of capital stock having a preference over the Series A Preferred Stock as to distribution of assets upon liquidation, dissolution or winding up of the Corporation (as previously defined in Article II hereof, "Senior Securities");
(c) create any new class or series of capital stock ranking pari passu with the Series A Preferred Stock as to distribution of assets upon liquidation, dissolution or winding up of the Corporation (as previously defined in Article II hereof, "Pari Passu Securities");
(d)      increase the authorized number of shares of Series A Preferred Stock;
         (e) issue any Senior Securities or Pari Passu Securities; (f) increase the par value of the Common Stock;
(g) do any act or thing not authorized or contemplated by this Certificate of Designation which would result in taxation of the holders of shares of the Series A Preferred Stock under Section 305 of the Internal Revenue Code of 1986, as amended (or any comparable provision of the Internal Revenue Code as hereafter from time to time amended);
(h)      Amend the By-Laws of the Corporation;
(i) Enter into any transaction for the sales of all or substantially all of the assets of the Corporation.

In the event holders of at least a majority of the then outstanding shares of Series A Preferred Stock agree to allow the Corporation to alter or change the rights, preferences or privileges of the shares of Series A Preferred Stock, pursuant to subsection (a) above, so as to affect the Series A Preferred Stock,

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then the Corporation will deliver notice of such approved change to the holders of the Series A Preferred Stock that did not agree to such alteration or change (the "Dissenting Holders") and Dissenting Holders shall have the right of Dissenting Stockholders under the NVGCL to petition for the payment of the fair value of their shares as it exists prior to such alteration or change or continue to hold their shares of Series A Preferred Stock.

In witness whereof, this Certificate of Designation is executed on behalf of the Corporation this 27th day of March 2006.

Shannon International, Inc.


By: /s/ J. William Clements
    -----------------------------------------
    J. William Clements, President and
    Chief Executive Officer On behalf of
    the Board of Directors.






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